Exhibit 10.2

Execution Version

GUARANTEE AND SECURITY AGREEMENT

made by

LMRK GUARANTOR CO. LLC,

as Guarantor

in favor of

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Indenture Trustee

Dated as of June 16, 2016

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8.2	Notices	13
8.3	No Waiver by Course of Conduct; Cumulative Remedies	13
8.4	Enforcement Expenses; Indemnification	13
8.5	Successors and Assigns	13
8.6	Counterparts	14
8.7	Severability	14
8.8	Section Headings	14
8.9	GOVERNING LAW	14
8.10	Submission To Jurisdiction; Waivers	14
8.11	Acknowledgements	14
8.12	Releases	15
8.13	WAIVER OF JURY TRIAL	15
8.14	No Petition	15
8.15	No Recourse	15

SCHEDULES

Schedule 1	Notice Addresses

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GUARANTEE AND SECURITY AGREEMENT

GUARANTEE AND SECURITY AGREEMENT (this “Agreement”), dated as of June 16, 2016 made by LMRK Guarantor Co. LLC, a Delaware limited liability company (the “Guarantor”), in favor of Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as indenture trustee (in such capacity, the “Indenture Trustee”) under the indenture, dated as of June 16, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among LMRK Issuer Co. LLC, a Delaware limited liability company (the “Issuer”), LD Acquisition Company 8 LLC, a Delaware limited liability company (“LDAC 8”), LD Acquisition Company 9 LLC, a Delaware limited liability company (“LDAC 9”) and LD Acquisition Company 10 LLC, a Delaware limited liability company (“LDAC 10” and, together with LDAC 8 and LDAC 9, the “Original Asset Entities” and, together with any entity that becomes a party thereto after the date thereof as an “Additional Asset Entity” pursuant to a Joinder Agreement in substantially the form of Exhibit H thereto, the “Asset Entities” and, the Asset Entities and the Issuer, collectively, the “Obligors”), and the Indenture Trustee and is acknowledged and agreed to by the Indenture Trustee.

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, the Issuer shall issue the Series 2016-1 Notes on the Initial Closing Date and may issue additional Series of Notes from time to time following the Initial Closing Date that in each case are guaranteed by the Asset Entities upon the terms and subject to the conditions set forth therein;

WHEREAS, the Issuer is a subsidiary of the Guarantor; and

NOW, THEREFORE, in consideration of the premises and to induce the Indenture Trustee and the Obligors to enter into the Indenture, the Guarantor hereby agrees with the Indenture Trustee, for the ratable benefit of the Secured Parties (as defined below), as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Definitions.

(a)         Unless otherwise defined herein (including in the preamble and recitals hereto), terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms used herein are as defined in the New York UCC:  Proceeds and Supporting Obligations.

(b)         The following terms shall have the following meanings:

“Additional Asset Entity”:  as defined in the preamble hereto.

“Agreement”:  as defined in the preamble hereto.

“Asset Entities”:  as defined in the preamble hereto.

“Collateral”:  as defined in Section 3.

“Guarantor”:  as defined in the preamble hereto.

“Guarantor Obligations”:  with respect to the Guarantor, all obligations and liabilities of the Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), whether on account of guarantee obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Indenture Trustee, to the Backup Manager (including, if applicable, in its capacity as successor Manager) or to the Servicer that are required to be paid by the Guarantor pursuant to the terms of this Agreement).

“Issuer”:  as defined in the preamble hereto.

“Issuer Interest”:  the limited liability company interests of the Guarantor in the Issuer.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”:  the collective reference to the principal amount of all Notes, accrued interest thereon, any prepayment consideration payable with respect to the Notes and all other obligations, liabilities and indebtedness to be paid by or performed by the Guarantor or any of the Obligors (including, without limitation, interest accruing at the then applicable rate provided in the Indenture after the maturity of the Notes and interest accruing at the then applicable rate provided in the Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to an Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Indenture Trustee, the Backup Manager, the Servicer or in respect of the Notes or any of the other Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture or the other Transaction Documents, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Indenture Trustee, the Backup Manager, or the Servicer that are required to be paid by the Obligors pursuant to the terms of any of the Transaction Documents).

“Obligors”:  as defined in the preamble hereto.

“Original Asset Entities”:  as defined in the preamble hereto.

“Secured Parties”:  the Indenture Trustee, the Noteholders, the Manager, the Backup Manager and the Servicer.

1.2                               Other Definitional Provisions. Unless the context otherwise requires:

(a)         The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                            GUARANTEE

2.1                               Guarantee.

(a)         The Guarantor hereby unconditionally and irrevocably guarantees to the Indenture Trustee, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Obligors when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The guarantee provided hereunder is a guarantee of payment when due and not of collectability, and is a primary obligation of the Guarantor and not merely a contract of surety.

(b)         The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of the Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full.

2.2                               No Subrogation.  Notwithstanding any payment made by the Guarantor hereunder, the Guarantor shall not be entitled to be subrogated to any of the rights of the Secured Parties against the Obligors or any collateral security or guarantee or right of offset held by the Secured Parties for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Obligors in respect of payments made by the Guarantor hereunder, until the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Indenture Trustee, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Indenture Trustee in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

2.3                               Amendments, etc. with respect to the Obligations.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Indenture Trustee may be rescinded and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Indenture Trustee, and the Indenture and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Indenture Trustee may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Indenture Trustee for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  The Indenture Trustee shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.4                               Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Indenture Trustee upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Obligors and the Guarantor, on the one hand, and the Indenture Trustee on behalf of the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Obligors with respect to the Obligations.  The Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Indenture or any other Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Indenture

Trustee, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Obligors or any other Person against the Indenture Trustee or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Obligors or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Obligors for the Obligations, or of the Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Indenture Trustee may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Obligors or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Indenture Trustee to make any such demand, to pursue such other rights or remedies or to collect any payments from the Obligors or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of an Obligor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Indenture Trustee against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5                               Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Indenture Trustee, the Servicer or any holder of a Note upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of an Obligor or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, an Obligor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 3.                            GRANT OF SECURITY INTEREST

The Guarantor hereby grants to the Indenture Trustee, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by the Guarantor or in which the Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantor Obligations and the Obligations:

(a)         all of the limited liability company interests in the Issuer;

(b)         to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(c)          all books and records pertaining to any and all of the foregoing.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants to the Indenture Trustee and each Secured Party that:

4.1                               Title; No Other Liens.  Except for the security interest granted to the Indenture Trustee pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, the

Guarantor owns each item of the Collateral free and clear of any and all Liens or claims of others.  The Guarantor is the record and beneficial owner of, and has good and marketable title to, the limited liability company interests of the Issuer, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement, and such limited liability company interests constitute 100% of the ownership interest in the Issuer.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Indenture Trustee, for the benefit of the Secured Parties, pursuant to this Agreement.

4.2                               Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) constitute valid, perfected (subject to the filing of financing statements pursuant to Section 7.3) security interests in all of the Collateral in favor of the Indenture Trustee, for the benefit of the Secured Parties, as collateral security for the Guarantor Obligations and Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Indenture.

4.3                               Jurisdiction of Organization.  On the date hereof, the Guarantor’s jurisdiction of organization is, and since its formation has been, Delaware. The Guarantor’s legal name is, and since its formation has been, the name set forth on the signature page hereto. The limited liability company interest granted hereunder constitutes “general intangibles” (within the meaning of Section 9-102(a) of the UCC).

4.4                               Guarantor Representations.

(a)         The Guarantor is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware.  It has all requisite power and authority to execute, deliver and perform its obligations under each Transaction Document that it has entered into and to perform the terms thereof.

(b)         The Guarantor is duly qualified and in good standing in each state or territory where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)          The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action.

(d)         The execution, delivery and performance by the Guarantor of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (1) violate (x) its certificate of formation or limited liability company agreement; (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any Lien (other than Liens permitted by the terms of the Indenture or created hereby) upon its assets.

(e)          The execution and delivery by the Guarantor of this Agreement, and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other

Person which has not been obtained or made and is in full force and effect other than any of the foregoing the failure to have made or obtained will not cause a Material Adverse Effect.

(f)           This Agreement is the legally valid and binding obligation of the Guarantor, enforceable against it, in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor rights and general equitable principles.

SECTION 5.                            COVENANTS

The Guarantor covenants and agrees with (and in the case of Sections 5.11 and 5.12 represents and warrants to) the Indenture Trustee that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1       Payment of Obligations.  The Guarantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of the Guarantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.2                               Existence; Qualification.  The Guarantor at all times will preserve and keep in full force and effect its existence as a limited liability company and all rights and franchises to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

5.3                               Maintenance of Perfected Security Interest; Further Documentation.

(a)         The Guarantor shall not take any action contrary to, and shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)         At any time and from time to time, upon the written request of the Indenture Trustee, and at the sole expense of the Guarantor, the Guarantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Indenture Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby ; provided, however, that notwithstanding the foregoing, in no event shall the Indenture Trustee be responsible or liable for monitoring or maintaining the perfection, continuation of perfection or priority of any security interest created by this Agreement.

5.4                               Changes in Name, etc.  The Guarantor will not, except upon prior written notice to the Indenture Trustee and delivery to the Indenture Trustee of all additional financing statements and other documents reasonably requested by the Indenture Trustee to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization from that referred to in Section 4.3 or (ii) change its name. The Guarantor will not permit the limited liability company interest granted hereunder to become investment property (within the meaning of Section 9-102(a) of the UCC).

5.5                               Notices.  The Guarantor will advise the Indenture Trustee promptly, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Indenture) on any of the Collateral.

5.6                               ERISA.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Guarantor shall not establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Guarantor shall not: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Obligors or any ERISA Affiliate or increase the benefits obligation of the Obligors; provided that if the Guarantor is in default of this covenant under subsection (i), the Guarantor shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

5.7       Indebtedness.  The Guarantor shall not create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than Permitted Indebtedness.

5.8       Liens.  The Guarantor shall not create, incur, assume or permit to exist any Lien on or with respect to the Collateral except Permitted Encumbrances.

5.9       Contingent Obligations.  Other than Permitted Indebtedness, the Guarantor shall not create or become or be liable with respect to any Contingent Obligation.

5.10                        Fundamental Change.  Except as otherwise expressly permitted by the Indenture, the Guarantor shall not (i) amend, modify or waive any term or provision of its limited liability company agreement or other organizational documents so as to violate or permit the violation of Section 5.11, unless required by law; or (ii) liquidate, wind-up or dissolve.  The Guarantor shall not assign, pledge or otherwise transfer or dispose of any of its limited liability company interests in the Issuer, except for the pledge hereunder in favor of the Indenture Trustee (or any assignment or transfer in connection with the exercise of remedies hereunder or under the Indenture).

5.11                        Single Purpose Covenants.

(a)                                 The Guarantor has not owned, and does not own and will not own any assets other than (i) its direct ownership interest in the Issuer and Related Property, (ii) in connection with the addition of an Additional Asset Entity pursuant to the Indenture, the ownership interests in such Additional Asset Entity pending the contribution thereof to the Issuer or an Asset Entity and (iii) assets to be immediately contributed by the Guarantor to the Issuer or an Asset Entity.

(b)                                 The Guarantor has not engaged in and will not engage in any business, directly or indirectly, other than the ownership and management of the Issuer Parties.

(c)                                  The Guarantor has not entered into, and will not enter into, any contract or agreement with any Related Party except in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than a Related Party (it being understood that the Management Agreement and the other Transaction Documents shall be deemed to comply with this covenant).

(d)                                 The Guarantor has not made any loans or advances to any Person (other than to the Issuer Parties) that remain outstanding as of the Initial Closing Date and will not make any loan or advance to any Person (including any of its Affiliates) other than to the Issuer Parties or as expressly permitted by the Transaction Documents, and has not acquired and will not acquire obligations or securities of any Related Party.

(e)                                  The Guarantor reasonably expects to remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due and reasonably expects to maintain adequate capital for its obligations in light of its contemplated business operations; provided, however, that the foregoing shall not require the Guarantor to make additional capital contributions or provide other financial support to any other Issuer Party.

(f)                                   The Guarantor has done or caused to be done and will do all things necessary to preserve its existence, and will not amend, modify or otherwise change its limited liability company agreement or other organizational documents in any manner with respect to the matters set forth in this Section 5.11.

(g)                                  The Guarantor has continuously maintained, and shall continuously maintain, its existence and qualification to do business in all states necessary to carry on its business.

(h)                                 The Guarantor has conducted and operated, and will conduct and operate, its business as presently contemplated with respect to ownership of the Issuer.

(i)                                     The Guarantor has maintained, and will maintain, books and records and bank accounts separate from those of its Related Parties and will maintain financial statements that are separate from such Affiliates; provided, however, that the Guarantor’s assets may be included in consolidated financial statements of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Guarantor and its subsidiaries from such Affiliates and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be included in the Guarantor’s own separate balance sheet.

(j)                                    Except as contemplated by the Management Agreement, the Guarantor has at all times held, and will continue to hold, itself out to the public as, a legal entity separate and distinct from any other Person (other than the other Issuer Parties) and not as a department or division of any Person and will promptly correct any known misunderstandings regarding its existence as a separate legal entity.

(k)         The Guarantor will have a sufficient number of employees (if any) in light of its contemplated business operations and shall pay the salaries of its own employees, if any, solely from its own funds.

(l)             The Guarantor has allocated, and will continue to allocate, fairly and reasonably shared expenses with Affiliates (including, without limitation, any shared office space).

(m)                             The Guarantor will use stationery, invoices and checks separate from those of any Related Party (it being understood that the Issuer Parties are expressly permitted to use common stationery, invoices and checks among Issuer Parties).

(n)                                 The Guarantor has filed, and will continue to file, all such separate tax returns (or consolidated tax returns for two or more Issuer Parties, if applicable) that are required under applicable law.

(o)                                 The Guarantor has not sought, acquiesced in, or suffered or permitted, and will not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part.

(p)                                 The Guarantor will not enter into any transaction of merger or consolidation, sell all or substantially all of its assets, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person (other than as contemplated by the Transaction Documents).

(q)                                 The Guarantor has not commingled or permitted to be commingled, and will not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than each other Issuer Party, or as may be held by Manager, as agent, pursuant to the terms of the Management Agreement).  The Guarantor will ensure that funds belonging to it will be clearly traceable at each step in any financial transaction.

(r)                                    The Guarantor has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Related Party.

(s)                                   The Guarantor does not and will not hold itself out to have guaranteed or otherwise be responsible for the debts or obligations of any other Person (other than any obligations of another Issuer Party, including the Obligations).

(t)                                    The Guarantor has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Issuer Parties) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Issuer Parties) that remains outstanding.

(u)                                 The Guarantor has not held, and, except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to its assets other than solely in its own name.

(v)                                 The Guarantor shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered on the Initial Closing Date.

(w)                               The Guarantor has conducted, and will continue to conduct, its business solely in its own name.

(x)                                 The Guarantor has observed, and will continue to observe, all limited liability company formalities.

(y)         The Guarantor has not formed, acquired or held any subsidiary (other than the Issuer or an Asset Entity immediately contributed by the Guarantor to the Issuer) and will not form, acquire or hold any other subsidiary, in each case, other than the Issuer or an Asset Entity to be immediately contributed by the Guarantor to the Issuer.

5.12                        Bankruptcy.

(a)         The Guarantor shall not, without the prior unanimous written consent of its board of directors, including the independent directors of such board, institute proceedings for itself to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against itself; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for itself or a substantial part of its property; make or consent to any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due.

(b)         The Guarantor has and at all times shall maintain at least two (2) independent directors on its board of directors, who shall be selected by its member.

SECTION 6.                            REMEDIAL PROVISIONS

6.1                               Rights with respect to the Issuer Interest.

(a)         Unless an Event of Default shall have occurred and be continuing and the Indenture Trustee shall have given notice to the Guarantor of the Indenture Trustee’s intent to exercise its corresponding rights pursuant to Section 6.1(b), the Guarantor shall be permitted to receive all cash dividends paid in respect of the Issuer Interest and, for the avoidance of doubt, to distribute such dividends and all other payments and cash on hand to the owners of the limited liability company interests in the Guarantor, and to exercise all voting and corporate or other organizational rights with respect to the Issuer Interest; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Indenture Trustee’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture or any other Transaction Document.

(b)         If an Event of Default shall occur and be continuing and the Indenture Trustee shall give notice of its intent to exercise such rights to the Guarantor, (i) the Indenture Trustee shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Issuer Interest and make application thereof to the Obligations in accordance with the Indenture and (ii) the Indenture Trustee or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to the Issuer Interest and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Issuer Interest as if it were the absolute owner thereof, all without liability except to account for property actually received by it, but the Indenture Trustee shall have no duty to the Guarantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)          The Guarantor hereby authorizes and instructs the Issuer to (i) comply with any instruction received by it from the Indenture Trustee in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Guarantor, and the Guarantor agrees that the Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Issuer Interest directly to the Indenture Trustee.

(d)         Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, this Agreement does not prohibit the limited liability company interests in the Guarantor from being pledged by the owner of such limited liability company interests to secure obligations of such owner or Affiliate of such owner.

6.2                               UCC and Other Remedies.  If an Event of Default shall occur and be continuing, the Indenture Trustee, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, the Indenture Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Guarantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Indenture Trustee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Indenture Trustee or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Guarantor, which right or equity is hereby waived and released.  The Indenture Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 6.2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Indenture Trustee and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with the Indenture, and only after such application and after the payment by the Indenture Trustee of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, shall the Indenture Trustee account for the surplus, if any, to the Guarantor.  To the extent permitted by applicable law, the Guarantor waives all claims, damages and demands it may acquire against the Indenture Trustee or any Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

6.3                               Extinguishment of Obligations.  Notwithstanding anything to the contrary in this Agreement, all obligations of the Guarantor hereunder shall be deemed to be extinguished in the event that, at any time, the Issuer, the Guarantor and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer, the Guarantor and the Asset Entities with respect to contractual obligations of third parties to the Issuer, the Guarantor and the Asset Entities).  To the fullest extent permitted by applicable law, no further claims may be brought against any of the Guarantor’s directors or officers or against their shareholders, partners or members, as the case may be, for any such obligations.

SECTION 7.                            THE INDENTURE TRUSTEE

7.1                               Indenture Trustee’s Appointment as Attorney-in-Fact, etc.

(a)         The Guarantor hereby irrevocably constitutes and appoints the Indenture Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Guarantor and in the name of the

Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.  Anything in this Section 7.1(a) to the contrary notwithstanding, the Indenture Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)         If the Guarantor fails to perform or comply with any of its agreements contained herein, the Indenture Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)          The expenses of the Indenture Trustee incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate payable in respect of Servicing Advances, from the date of payment by the Indenture Trustee to the date reimbursed by the Guarantor, shall be payable by the Guarantor to the Indenture Trustee on demand.

(d)         The Guarantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                               Duty of Indenture Trustee.  The Indenture Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Indenture Trustee deals with similar property for the account of third parties.  None of the Indenture Trustee, any Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Guarantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Indenture Trustee hereunder are solely to protect the Indenture Trustee’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Indenture Trustee or any Secured Party to exercise any such powers.  The Indenture Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither any of its officers, directors, employees or agents shall be responsible to the Guarantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

7.3                               Filing of Financing Statements.  Pursuant to any applicable law, the Guarantor authorizes the Indenture Trustee to file or record financing statements and other filing or recording documents or instruments (however the Indenture Trustee shall not have the obligation to file or record) with respect to the Collateral without the signature of the Guarantor in such form and in such offices as appropriate to perfect the security interests of the Indenture Trustee under this Agreement.  The Guarantor authorizes the use of the collateral description “all personal property” in any such financing statements.

7.4                               Authority of Indenture Trustee.  The Guarantor acknowledges that the rights and responsibilities of the Indenture Trustee under this Agreement with respect to any action taken by the Indenture Trustee or the exercise or non-exercise by the Indenture Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Indenture Trustee and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Indenture Trustee and the Guarantor, the Indenture Trustee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5                               Concerning the Indenture Trustee.  The Indenture Trustee shall be afforded the same rights, protections, immunities and indemnities set forth in the Indenture as if the same were specifically set forth herein.

SECTION 8.                            MISCELLANEOUS

8.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article XIII of the Indenture.

8.2                               Notices.  All notices, requests and demands to or upon the Indenture Trustee or the Guarantor hereunder shall be effected in the manner provided for in the Indenture; provided that any such notice, request or demand to or upon the Guarantor shall be addressed to the Guarantor at its notice address set forth on Schedule 1.

8.3                               No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Indenture Trustee nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Indenture Trustee or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Indenture Trustee or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Indenture Trustee or such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification.

(a)         The Guarantor agrees to pay or reimburse the Indenture Trustee for all its costs and expenses incurred in collecting against the Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel to the Indenture Trustee.

(b)         The Guarantor agrees to pay, and to hold the Indenture Trustee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)          The Guarantor agrees to pay, and to hold the Indenture Trustee and each Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Issuer would be required to do so pursuant to the Indenture.

8.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Indenture Trustee and the Secured Parties and their successors and permitted assigns.

8.6                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic means including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including, without limitation, via Portable Document Format or “PDF”) shall be as effective as delivery of a manually executed counterpart hereof.

8.7                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8                               Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

8.10                        Submission To Jurisdiction; Waivers.  The Guarantor hereby irrevocably and unconditionally:

(a)         submits for itself and its property to the jurisdiction of the United Stated federal court sitting in the Borough of Manhattan, the City of New York or, if such federal courts do not have subject matter or diversity jurisdiction for a particular proceeding, in the state courts sitting in the City of New York, Borough of Manhattan in respect of any suit, action or proceeding arising out of or in relation to this Agreement;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address referred to in Section 8.2 or at such other address of which the Indenture Trustee shall have been notified pursuant thereto;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

8.11                        Acknowledgements.  The Guarantor hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)         neither the Indenture Trustee nor any Obligor has any fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Guarantor, on the one hand, and the Indenture Trustee and Obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Obligors or among the Guarantor and the Obligors.

8.12                        Releases.  At such time as the Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Indenture Trustee and the Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Guarantor.  At the request and sole expense of the Guarantor following any such termination, the Indenture Trustee shall deliver to the Guarantor any Collateral held by the Indenture Trustee hereunder, and execute and deliver to the Guarantor such documents as the Guarantor shall reasonably request to evidence such termination.

8.13                        WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.14                        No Petition.

(a)         The Indenture Trustee hereby covenants and agrees that it will not at any time institute against the Guarantor, or join in any institution against the Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations hereunder.

(b)         Prior to the date that is one year and one day after the date on which the Indenture has been terminated in accordance with its terms and all Obligations thereunder and under the other Transaction Documents have been fully satisfied, the Guarantor shall not institute, or join any other Person in instituting, or authorize a trustee or other Person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against any Obligor.

8.15                        No Recourse.  No recourse may be taken directly or indirectly with respect to the obligations of the Guarantor hereunder or under the Indenture, any Indenture Supplement, on the Notes, or any certificate or other writing delivered in connection herewith against any partner, owner, beneficiary, officer, director, employee or agent of the Guarantor in its individual capacity, any holder of equity in the Guarantor, except as any such Person has expressly agreed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Security Agreement to be duly executed and delivered as of the date first above written.

LMRK GUARANTOR CO. LLC
as Guarantor

By:	/ s / George P. Doyle
Name: George P. Doyle
Title: Authorized Officer

ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK TRUST COMPANY AMERICAS
not in its individual capacity but solely as Indenture Trustee

By:	/ s / Susan Barstock
Name: Susan Barstock
Title: Vice President

By:	/ s / Ellen Jean-Baptiste
Name: Ellen Jean-Baptiste
Title: Associate

[Signature Page to Guarantee and Security Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTOR

LMRK Guarantor Co. LLC

2141 Rosecrans Avenue, Suite 2100

El Segundo, California 90245

Attention: George Doyle

With copies to:

Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, California 90245

Attention: Legal Department